As filed with the Securities and Exchange Commission on August 2, 2004

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Shanda Interactive Entertainment Limited

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

No. 1 Intelligent Office Building
No. 690 Bibo Road
Zhangjiang Micro-Electronics Harbor
Pudong New Area
Shanghai 201203
China
Telephone: (86-21) 5050-4740
(Address and Telephone Number, Including Areas Code, of Registrant’s Principal Executive Offices)

Shanda Interactive Entertainment Limited
2003 Stock Incentive Plan, as amended
(Full Title of the Plan)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Douglas Freeman
O’Melveny & Myers LLP
Suite 1905, Tower Two
Lippo Center, 89 Queensway
Central, Hong Kong SAR
China
(852) 2523-8266

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price	aggregate offering	registration
to be registered(1)	registered(2)	per unit	price	fee
Ordinary Shares, par value $.01 per share
2003 Stock Incentive Plan	8,127,641 shares	$1.516(3)	$12,321,504(3)	$1,561.13	(3)
2003 Stock Incentive Plan	4,170,853 shares	$5.5(3)	$22,939,692(3)	$2,906.46	(3)
2003 Stock Incentive Plan	363,610 shares	$8.425(4)	$3,063,414(4)	$388.13	(4)

Total:	12,662,104 shares			$4,855.73

(1)	The ordinary shares being registered hereby with respect to the Shanda Interactive Entertainment Limited 2003 Stock Incentive Plan (the “Plan”) may be represented by the Registrant’s American Depository Shares, each of which represents two ordinary shares. The American Depository Shares evidenced by American Depository Receipts issuable upon deposit of any of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 filed with the Commission on April 23, 2004 (File No. 333-114759).

(2)	This Registration Statement covers, in addition to the number of ordinary shares stated above, options and other rights to purchase or acquire the ordinary shares covered by the Prospectus and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights which by reason of certain events specified in the Plan may become subject to the Plan.

(3)	Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee, for ordinary shares subject to stock options awarded under the 2003 Stock Incentive Plan are based on the exercise price of such stock options.

(4)	Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee, for ordinary shares subject to stock options available for future awards under the 2003 Stock Incentive Plan were calculated based upon the average of the high and low prices of the Registrant’s American Depository Shares on July 27, 2004, as reported on the Nasdaq National Market.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 (plan information and Company information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.     Incorporation of Certain Documents by Reference

     The following documents filed with the Commission by Shanda Interactive Entertainment Limited (the “Company”) are incorporated herein by reference:

(a)	The Company’s Prospectus dated May 12, 2004, filed with the Commission as part of the Company’s Registration Statement on Form F-1 (registration number 333-114177) (the “Form F-1”), which includes audited financial statements for the Company’s fiscal year ended December 31, 2003;

(b)	The description of the Company’s Ordinary Shares contained in the Company’s Registration Statement on Form 8-A filed with the Commission on April 26, 2004 (which incorporates such description of the Ordinary Shares from the Form F-1, which description is also hereby incorporated by reference).

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.     Description of Securities

     The Company’s ordinary shares, par value $0.01 per share (the “Ordinary Shares”), are registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.

Item 5.     Interests of Named Experts and Counsel

     Not Applicable.

Item 6.     Indemnification of Directors and Officers

     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Company’s articles of association provide for indemnification of directors and officers for actions, costs, charges, losses, damages and expenses incurred in their capacities as such, except that such indemnification does not extend to any matter in respect of any fraud or dishonesty that may attach to any of them.

     Pursuant to the Company’s Indemnification Agreement, the Company agrees to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

Item 7.     Exemption from Registration Claimed

     Not applicable.

Item 8.     Exhibits

     See the attached Exhibit Index at page 9.

Item 9.     Undertakings

     (a)     The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on August 2, 2004.

By:	/s/ Tianqiao Chen Tianqiao Chen Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tianqiao Chen and Danian Chen, and each of them, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 2, 2004.

Signature	Title

/s/ Tianqiao Chen Tianqiao Chen	Chairman and Chief Executive Officer (principal executive officer)

/s/ Danian Chen Danian Chen	Director and Senior Vice President

/s/ Qianqian Luo Qianqian Luo	Director

/s/ Andrew Y. Yan Andrew Y. Yan	Director

/s/ Hongliang Lu Hongliang Lu	Director

Signature	Title

Ruigang Li	Director

/s/ W. Mark Evans W. Mark Evans	Director

/s/ Jun Tang Jun Tang	Director and President

/s/ Haibin Qu Haibin Qu	Director and Senior Vice President

/s/ Shujun Li Shujun Li	Vice President and Chief Financial Officer (principal financial officer)

/s/ Sammy Cheng Sammy Cheng	Financial Controller (principal accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

     Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Shanda Interactive Entertainment Limited, has signed this Registration Statement on August 2, 2004

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1
Shanda Interactive Entertainment Limited 2003 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-1 filed with the Commission on April 2, 2004 (Registration Number 333-114177).

4.2
Specimen of American Depositary Receipts (incorporated by reference to the Registration Statement on Form F-6 (File No. 333-114759) filed with the Securities and Exchange Commission with respect to American depositary shares representing ordinary shares).

4.3
Form of Deposit Agreement (incorporated by reference to the Registration Statement on Form F-6 (File No. 333-114759) filed with the Securities and Exchange Commission with respect to American depositary shares representing ordinary shares).

5.	Opinion of Conyers Dill & Pearman, Cayman (opinion concerning the validity of the Ordinary Shares being registered).

23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company (Consent of Independent Auditors).

23.2	Consent of Conyers Dill & Pearman, Cayman (included in Exhibit 5).

24.	Powers of Attorney (included in this Registration Statement under “Signatures”).